Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GENIUS PRODUCTS, INC.

Genius Products, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The name of this Corporation is Genius Products, Inc. The original Certificate of Incorporation was filed on March 2, 2005.

2.    This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

Article I

The name of the corporation is Genius Products, Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Corporate Research Ltd.

Article III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, subject to (i) the limitation on business and activities of the Corporation contained in Section 3.7 of the LLC Agreement and (ii) receipt of prior approval for certain activities of the Corporation from the holders of Series W Preferred Stock to the extent required under Section (B)(1)(b)(iii) of Article IV.

Article IV

A.    Classes of Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 310,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $0.0001 per share, and 10,000,000 shares of Preferred Stock with a par value of $0.0001 per share.

Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this Article IV, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

B.    Rights, Preferences and Powers of Series W Preferred Stock. There is hereby created a series of Preferred Stock designated Series W Preferred Stock, which series shall consist of 100 shares (the “Series W Preferred Stock”). The rights, preferences, and powers of the Series W Preferred Stock and the qualifications, limitations and restrictions thereof are as set forth below in this Article IV, Section (B).

1.    Voting. The holders of the shares of Series W Preferred Stock shall have the following voting rights:

(a)    General. Except as required by this Certificate of Incorporation or applicable law, the holders of the shares of Series W Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of the Common Stock (and of any other shares of capital stock of the Corporation entitled to vote at a meeting of stockholders) as one class.

(b)    Voting Power While Threshold Amount Held. So long as TWC Holders and TWC Permitted Transferees (i) own the shares of Series W Preferred Stock and (ii) collectively beneficially own or have the right to beneficially own upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement at least 20% of the outstanding Common Stock (assuming conversion, exchange or redemption of the Class W Units and excluding shares of Common Stock issuable upon exercise of outstanding options, warrants or other convertible securities of the Corporation) (the “Threshold Amount”), the Series W Preferred Stock shall have the following voting rights:

(i)    Majority Voting Power. Except as otherwise required in this Certificate of Incorporation or by applicable law, as of each record date for the determination of the Corporation’s stockholders entitled to vote on any matter (a “Record Date”), the shares of Series W Preferred Stock shall, in the aggregate, have voting rights and powers equal to the greatest of (i) 100 votes; (ii) the number of votes attributable to the number of shares of Common Stock that TWC Holders and the TWC Permitted Transferees beneficially own, including without limitation those shares of Common Stock which such Persons have the right to acquire, upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, less the number of votes attributable to the shares of Common Stock which TWC Holders and TWC Permitted Transferees may vote directly; and (iii) the number of votes that, together with all other votes entitled to be directly cast by the holders of the shares of Series W Preferred Stock on such Record Date, whether by virtue of beneficial ownership of capital stock of the Corporation, proxies, voting trusts or otherwise, entitle the holders of the shares of Series W Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation. Each holder of Series W Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(ii)    Board of Directors. The Board of Directors shall consist of seven (7) directors, and at any meeting for the election or removal of directors of the Corporation, however such meeting is called and regardless of whether such meeting is a special or annual meeting of stockholders of the Company, or at any adjournment thereof, or in connection with any written consent of stockholders of the Company, the holders of Series W Preferred Stock (voting separately as a single class) shall be entitled to elect five (5) directors of the Corporation (the “Series W Directors”), three (3) of whom at the time of their election must be Independent Directors, and to remove, without cause, from office any Series W Director and to fill any vacancy caused by the resignation, death or removal of any Series W Director. Vacancies on the Board resulting from the death, resignation or removal of a Series W Director may be filled by the remaining Series W Directors, to hold office until a qualified successor is elected by the holders of Series W Preferred Stock at the next regular or special meeting of the shareholders.

(iii)    Protective Provisions. In addition to voting together with the holders of Common Stock pursuant to Section (B)(1) of this Article IV or Section (D) of Article V, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series W Preferred Stock, voting as a separate class:

(A)    take actions in contravention of or engage in activities inconsistent with the rights, duties and obligations of the Corporation under the LLC Agreement;

(B)    cause the Operating Company to take actions in contravention of or engage in activities inconsistent with the rights, duties and obligations of the Operating Company under the Distribution Agreement, dated July 17, 2006, between the Operating Company and The Weinstein Company LLC (as amended, modified or supplemented from time to time);

(C)    create or assume any indebtedness or liability, or provide any indirect financial assistance, or assume any mortgage, charge or other encumbrance on any property;

(D)    sell, lease, exchange or dispose of, by any means, a property or assets having a value in excess of $100,000;

(E)    enter into or effect any conversion, consolidation or merger;

(F)    take any action to liquidate or dissolve the Corporation;

(G)    enter into, amend or waive any contract with a Member of the Operating Company or with any party that is not at arm’s length;

(H)   engage, remove or replace the independent auditors;

(I)    guarantee the liabilities or debts of any person other than a subsidiary of the Corporation;

(J)    declare or make any dividends or distributions, except dividends or distributions payable solely to holders of Common Stock;

(K)    appoint or remove (1) the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other executive level officer or employee or (2) any other employee whose base compensation is in excess of $150,000 per year;

(L)    change the size of its Board of Directors;

(M)    approve the annual or quarterly budget for the Corporation or the Operating Company, or vary more than 10% from the amount budgeted for any material line item therein;

(N)    engage in any debt or equity financing, refinancing, recapitalization or other capital raising transaction;

(O)    approve or enter into any contracts, agreements, understandings or arrangements outside the ordinary course or providing for payments by or to the Corporation or any of its subsidiaries of obligations in excess of $100,000 per year;

(P)    commence or settle any litigation on behalf;

(Q)    license any item of product outside the ordinary course or on terms other than fair market value;

(R)    approve or adopt any material employee compensation plan or arrangement;

(S)    create any subsidiaries other than the Operating Company;

(T)    amend this Certificate of Incorporation or the Corporation’s Bylaws, including in either case by way of consolidation or merger;

(U)    authorizing or issuing any shares of capital stock or any instrument exercisable or convertible for shares of capital stock, other than issuances of Common Stock upon exercise or conversion of securities exercisable or convertible for Common Stock in existence on July 21, 2006; or

(V)    permit any of its subsidiaries, including without limitation the Operating Company, to do any of the foregoing;

provided, however, that no such approval of holders of Series W Preferred Stock shall be required for any action listed in Section (C)(2)(b) of this Article IV which has been approved by a Special Vote (as defined therein).

(c)    Vote Below Threshold Amount. At such time as TWC Holders and TWC Permitted Transferees collectively beneficially no longer own or have the right to beneficially own, upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, the Threshold Amount, the rights of the holders of the Series W Preferred Stock pursuant to Section (B)(1)(b) shall immediately terminate and each share of Series W Preferred Stock shall entitle the holder thereof to the number of votes represented by the number of shares of Common Stock into which all Class W Units held by TWC Holders and TWC Permitted Transferees would be converted, exchanged or redeemed pursuant to the LLC Agreement at the record date for such vote, divided by the number of shares of Series W Preferred Stock outstanding at the record date for such vote.

(d)    Vote Required for Certificate of Incorporation or Bylaw Amendment. Without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series W Preferred Stock voting as a separate class, the Corporation will not amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series W Preferred Stock.

2.    Dividend Provisions. The holders of outstanding shares of Series W Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, as may be declared from time to time by the Board of Directors.

3.    Liquidation. In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of Series W Preferred Stock shall be entitled to receive with respect to each Series W Preferred Share, after payment of or provision for payment of the debts and other liabilities of the Corporation, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to $0.01 plus all accrued but unpaid dividends up to and including the date of Liquidation (the “Liquidation Preference”). The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the holders of the Series W Preferred Stock shall be reasonably determined in good faith by the Board of Directors of the Corporation.

4.    Conversion. The Series W Preferred Stock shall not be convertible into any other class of stock of the Corporation.

C.    Rights, Preferences and Restrictions of Common Stock. The powers, preferences and rights of the Common Stock and the qualifications, limitations and restrictions thereof are as set forth below in this Article IV, Section (C).

1.    General Voting Rights. Except as otherwise required by this Certificate or applicable law, in all matters that may come before the Corporation’s stockholders, each share of Common Stock shall entitle its holder to one vote per share; and

2.    Voting Rights Upon Threshold Amount. So long as TWC Holders and TWC Permitted Transferees collectively beneficially own or have the right to beneficially own, upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, at least the Threshold Amount:

(a)    Board of Directors The holders of Common Stock (voting separately as a single class) shall be entitled to elect two (2) directors of the Corporation (the “At-Large Directors”), and to remove, without cause, from office any At-Large Director and, in the absence of any At-Large Directors, to fill any vacancy caused by the resignation, death or removal of any At-Large Director. Vacancies on the Board resulting from the death, resignation or removal of an At-Large Director may be filled by the remaining At-Large Director, to hold office until a qualified successor is elected by the holders of Common Stock at the next regular or special meeting of the stockholders.

(b)    Special Voting Provisions. The following actions may be approved by the vote or consent (a “Special Vote”) of a Committee of the Board of Directors composed only of At-Large Directors, or the holders of at least a majority of the outstanding shares of Common Stock, without giving effect to any of the provisions of Section (B)(1)(b) of Article IV:

(i)    defending, settling, fulfilling or otherwise managing any of the Corporation’s liabilities, duties or obligations arising in, under or from any of the Excluded Liabilities;

(ii)    prosecuting and managing the Corporation’s interest, rights or remedies arising in, under or from any of the Excluded Assets;

(iii)    declaring or making dividends or distributions payable solely to holders of Common Stock;

(iv)    making payments to the holders of the Contingent Dividend Right under the terms thereof; and

(v)    undertaking a Genius Capital Transaction solely to fund activities of the Corporation not provided for or reimbursed by the Operating Company, provided that such activities constitute Genius Permitted Activities.

3.    Dividend Provisions. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of outstanding shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, as may be declared from time to time by the Board of Directors.

Article V

A.    Corporate Opportunity. In recognition of the fact that TWC, and its directors, officers, employees and Affiliates and their respective directors, officers and employees currently engage in, and may in the future engage in, the same or similar lines of business and have interests in the same areas or types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation and the Operating Company through their respective continued contractual, corporate and business relations with TWC (including possible service of directors, officers, employees and Affiliates of TWC or its Affiliates as directors, officers and employees of the Corporation), the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Authorized Persons, their Affiliates and their respective directors, officers, and employees, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity which may be engaged in by Authorized Persons, their Affiliates or their respective directors, officers and employees or to which such persons may have access to the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware (or any successor provision).

B.    Competing Activities. To the fullest extent permitted by applicable law, no director, officer, employee, or stockholder of the Corporation, in such capacity, that is an Authorized Person, an Affiliate of an Authorized Person or any of their respective directors, officers, or employees, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any Authorized Person, any Affiliate of an Authorized Person or any of their respective directors, officers or employees and such investments or activities shall not be deemed wrongful or improper, and no such person shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation. If an Authorized Person, any Affiliate of an Authorized Person or any of their respective directors, officers or employees acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Authorized Person and the Corporation, the Authorized Person, Affiliate of an Authorized Person and their respective directors, officers and employees, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that an Authorized Person or any director, officer, or employee of an Authorized Person, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

C.    Nothing in this Article V shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against any Authorized Person any Affiliate of an Authorized Person or any of their respective directors, officers, or employees.

D.    Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any other vote of stockholders required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the outstanding shares of the Series W Preferred Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article V.

E.    Neither the alteration, amendment or repeal of this Article V nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article VI

Subject to Article IV of this Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

Article VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article IX

The corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware (or any successor provision).

Article X

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article X does not affect the availability of equitable remedies for breach of fiduciary duties. The Corporation is authorized to provide indemnification of its officers, directors, employees and agents to the fullest extent now or hereafter permitted by Delaware statutory or decisional law, as amended or interpreted.

Article XI

Definitions. As used in this Certificate of Incorporation, the following terms shall have the meanings assigned below:

“Affiliate” shall mean any person or entity directly or indirectly controlling or controlled by or under common control with another person or entity.

“Authorized Person" shall mean: (i) TWC; (ii) any successor by operation of law (including by merger) of an Authorized Person; (iii) any person or entity which acquires all or substantially all of the assets of an Authorized Person in a single transaction or series of related transactions; and (iv) any subsidiary of any person or entity describe above.

“Class W Units” shall mean Class W Units (or any security issued in exchange or substitution, in whole or in part, by merger or otherwise) in the Operating Company, issued under the LLC Agreement.

“Contingent Dividend Right” shall have the same definition herein as in the Master Contribution Agreement.

“Excluded Assets” shall have the same definition herein as in the Master Contribution Agreement.

“Excluded Liabilities” shall have the same definition herein as in the Master Contribution Agreement.

“Genius Capital Transaction” shall have the same definition herein as in the LLC Agreement.

“Genius Permitted Activities” shall have the same definition herein as in the LLC Agreement.

“Independent Director” shall mean a director who is an “independent director” as defined in the applicable listing standards of the primary stock exchange or trading market on which the Corporation’s Common Stock is listed for trading, or if such term is not defined in such listing standards, then the listing standards of The Nasdaq Stock Market in effect from time to time.

“LLC Agreement” shall mean the Limited Liability Company Agreement of the Operating Company, as it may be amended, modified or supplemented from time to time.

“Master Contribution Agreement” shall mean that certain Master Contribution Agreement, dated as of December 5, 2005, by and among the Corporation, The Weinstein Company Holdings LLC, The Weinstein Company Funding LLC and The Weinstein Company LLC, as amended.

“Operating Company” shall mean Genius Products, LLC, the Delaware limited liability company in which the Corporation is the managing member, or any successor entity thereto.

“Person” shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

“TWC” shall mean The Weinstein Company Holdings LLC.

“TWC Holders” shall mean the members of the Operating Company other than the Corporation.

“TWC Permitted Transferee” shall mean (i) TWC; (ii) any entity all of the equity (other than a de mimimis amount and directors’ qualifying shares) which is directly or indirectly owned by the transferor of any other Person; (iii) in the case of a transferor who is an individual, (a) such transferor’s spouse and lineal descendants, (b) such transferor’s personal representatives and heirs, (c) any trustee of any trust created primarily for the benefit of any, some or all of such spouse and lineal descendants (but which may include beneficiaries which are charities) or of any revocable trust created by such transferor, (d) following the death of such transferor, all beneficiaries under either such trust, (e) the transferor, in the case of a transfer from any Permitted Transferee back to its transferor and (f) any entity all of the equity of which is directly or indirectly owned by any of the foregoing which is not an Affiliate of any Person other than the Person described in clauses (a)-(e) above; and (iv) Bob Weinstein or Harvey Weinstein. For the purposes of this definition of “Permitted Transferee”, if an entity is directly or indirectly owned by either of Bob or Harvey Weinstein, it shall be deemed owned by both of them.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been signed and attested this 21st day of July, 2006.

/s/ Trevor Drinkwater Trevor Drinkwater Chief Executive Officer

Secretary attest:	/s/Michel Urich Secretary